Exhibit 10.17

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2019 by and among Postal Realty LP, a Delaware limited partnership (the “Partnership”), Postal Realty Trust, Inc., a Maryland corporation (the “REIT”), and the sole general partner of the Partnership, and Andrew Spodek, Tayaka Holdings, LLC, and IDJ Holdings, LLC, as contributors (the “Contributors”) (together with the Partnership and the REIT, the “Parties”).

WHEREAS, the Contributors, pursuant to that certain Contribution Agreement, dated the date hereof, by and among the Contributors and the Partnership (the “Contribution Agreement”), are contributing limited liability company interests (the “Contribution”), in each Entity (as defined below), to the Partnership in exchange for common units of limited partnership interest in the Partnership (“OP Units”);

WHEREAS, it is intended for federal income tax purposes that the Contribution for OP Units will be treated as a tax-deferred contribution of the interests in the Entities, or the Properties (as defined below), in the case of any Entities that are disregarded as separate from a Contributor for federal income tax purposes, to the Partnership for OP Units under Section 721 of the Code;

WHEREAS, Tayaka Holdings, LLC and IDJ Holdings, LLC are treated as disregarded entities wholly owned by Andrew Spodek;

WHEREAS, in consideration for the agreement of the Contributors to make the Contribution, the Parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of certain of the Properties held within the Entities, and regarding certain minimum debt obligations of the Partnership and its subsidiaries.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Accounting Firm” has the meaning set forth in the Section 4.2.

“Agreement” has the meaning set forth in the Preamble.

“Book Gain” means any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners for federal income tax purposes (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date).

“Cash Consideration” has the meaning set forth in Section 2.1(a).

“Closing Date” means the date on which the Contribution will be effective.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Deficit Restoration Obligation” means a written obligation by a Protected Partner to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events (which written obligation may provide for an indemnity in favor of the REIT as general partner of the Partnership).

“Entity” means each limited liability company in which the Contributor is contributing its limited liability company interests as described in the Preamble and as set forth next to each Gain Limitation Property on Schedule 2.1(b) hereto.

“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Gain Limitation Property” means (i) each property or asset identified on Schedule 2.1(b) hereto as a Gain Limitation Property; (ii) any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loans incurred (or assumed) by the Partnership or any of its subsidiaries that are guaranteed by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity.

“Maintained Debt” means (1) that certain Business Loan Agreement, dated December 13, 2017, between Missouri & Minnesota Postal Holdings LLC, as borrower, and First Oklahoma Bank, as lender (the “Minnesota Loan”) and (2) that certain Business Loan Agreement, dated as of January 30, 2018, between Ohio Postal Holdings LLC, as borrower, and Vision Bank, NA, as lender (the “Reynoldsburg Loan”).

“Maintained Debt Guarantees” means (1) that certain Commercial Guaranty, dated as of December 13, 2017, by Andrew Spodek, as guarantor, in favor of First Oklahoma Bank related to the Minnesota Loan and (2) that certain Commercial Guaranty, dated as of January 30, 2018, by Andrew Spodek, as guarantor, in favor of Vision Bank, NA, related to the Reynoldsburg Loan.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth next to such Protected Partner’s name on Schedule 3.2(a) hereto.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Notice Period” means the period commencing on May 14, 2029, and ending May 14, 2031, provided, however, that the Notice Period shall terminate at such time as such Protected Partner has disposed of 100% of the OP units received upon the Contribution in one or more taxable transactions.

“OP Units” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“Partner Guarantors” means those Protected Partners who have guaranteed any portion of the Guaranteed Debt.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 14, 2019, as amended, and as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.1(a).

“Property” or “Properties” means the real property assets or other assets of an Entity.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner for federal income tax purposes under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction. The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. After the Closing Date, Protected Gain shall be reduced from time to time to reflect reductions in the “book-tax disparity” with respect to each Property in accordance with Treasury Regulations § 1.704-3 as provided in Article 6 below. Book Gain shall not be considered Protected Gain.

“Protected Partner” means the Contributors and any person who (i) acquires OP Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such OP Units, (ii) has notified the Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Partnership to verify such status (including any applicable debt guarantee), but excludes any person that ceases to be a Protected Partner pursuant to this Agreement.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership and as set forth next to each Gain Limitation Property on Schedule 2.1(b) hereto. The Partnership shall initially carry the Gain Limitation Property on its books at a value equal to the Section 704(c) Value as set forth on Schedule 2.1.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Successor Partnership” has the meaning set forth in Section 2.1(b).

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on May 14, 2029, provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as (i) such Protected Partner has disposed of one hundred percent (100%) of the OP Units received on the Contribution in one or more taxable transactions or (ii) there is a Final Determination that no portion of the Contribution qualified for tax-deferred treatment under Section 721 of the Code.

“Vertical Slice Guarantee” has the meaning set forth in Section 3.2(a).

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF

GAIN LIMITATION PROPERTIES

2.1 Restrictions on Disposition of Gain Limitation Properties.

(a) The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause any Protected Partner to recognize any Protected Gain.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the prohibition shall extend to:

(i)	any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(ii)	any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(iii)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of OP Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the OP Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his OP Units, and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration.

(b) Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the OP Units; provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.

ARTICLE 3

ALLOCATION OF LIABILITIES; GUARANTEE AND DEFICIT RESTORATION

OBLIGATION OPPORTUNITY; NOTIFICATION OF REDUCTION OF LIABILITIES;

COOPERATION REGARDING ADDITIONAL ALLOCATION OF LIABILITIES

3.1 Maintenance of Specific Indebtedness. As of the date hereof, Andrew Spodek has entered into the Maintained Debt Guarantees. Until May 14, 2023, the Partnership shall maintain the Maintained Debt, provided that the Partnership may make any required debt service payments on the Maintained Debt pursuant to the terms as of the date hereof, and the Partnership may refinance the Maintained Debt with property level debt secured by the same properties that currently secure the Maintained Debt so long as the refinancing debt has a term and payment schedule no earlier than the Maintained Debt. If the Partnership refinances the Maintained Debt, the Partnership will offer to each Protected Partner the opportunity to enter into a guarantee with terms comparable to the Maintained Debt Guarantee with respect to such refinancing debt. After May 14, 2023, subject to the entrepreneurial risk of the Partnership, the Partnership may, but is not required to, reduce the Maintained Debt, provided that the obligation to allocate the Minimum Liability Amount to the extent required by this Article 3 shall continue to apply.

3.2 Maintenance of Indebtedness. During the Tax Protection Period, the Partnership shall maintain an amount of indebtedness sufficient to allow each Protected Partner, after taking advantage of the provisions of this Article 3, to be allocated Partnership liabilities for purposes of Section 752 of the Code, and to be “at risk” with respect to Partnership liabilities for purposes of Section 465 of the Code, in each case in an amount no less than such Protected Partner’s Minimum Liability Amount. For the avoidance of doubt, the parties acknowledge that in addition to the Maintained Debt Guarantees, the Contributors as of the date hereof have also provided a guarantee of the full amount of that certain Loan Agreement, dated as of September 8, 2016, between Florida Postal Holdings, LLC, Pennsylvania Postal Holdings, LLC, Colorado Postal Holdings, LLC, Mass Postal Holdings, LLC, Michigan Postal Holdings, LLC, Unlimited Postal Holdings, LP, Ohio Postal Holdings, LLC, Kinston Metro Postal, LLC and Wisconsin Postal Holdings, LLC, as borrowers, and Vision Bank, NA, as lender, pursuant to that certain Unconditional and Continuing Guaranty dated as of September 8, 2016, by Andrew Spodek, as guarantor, in favor of Vision Bank, NA.

3.3 Minimum Liability Allocation.

(a) During the Tax Protection Period, the Partnership will offer to each Protected Partner the opportunity, in the Partnership’s discretion, either (i) to enter into a “vertical slice guarantee” of certain liabilities of the Partnership (substantially in the form set forth in Schedule 3.2(b)) pursuant to which the lender for such Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “vertical slice guarantees”) prior to seeking to collect on such a Partner Guarantor, and the Protected Partner will guarantee a fractional share of each dollar of the Guaranteed Debt, and the maximum aggregate liability of each partner for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor (a “Vertical Slice Guarantee”) or (ii) in the event that the Partnership has sufficient recourse debt outstanding, to enter into a Deficit Restoration Obligation, in such amount or amounts so as to cause a special allocation of partnership liabilities to such Protected Partner for purposes of Section 752 of the Code such that the Protected Partner’s allocable share of Partnership liabilities equals such Protected Partner’s Minimum Liability Amount and to cause a special allocation of partnership liabilities for purposes of Section 465 of the Code that increases the Protected Partner’s “at risk” amount such that the Protected Partner’s “at-risk” amount equals such Protected Partner’s Minimum Liability Amount. In order to minimize the need for Protected Partners to enter into such Vertical Slice Guarantees or Deficit Restoration Obligations, the Partnership will use the additional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).

(b) Notwithstanding the foregoing, if, due to a change in law, a Protected Partner reasonably believes that such Protected Partner may no longer continue to be allocated such Guaranteed Amount of a Guaranteed Debt, such Protected Partner may request a modification of such Vertical Slice Guarantee and the Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Vertical Slice Guarantee amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt or, in the event the Partnership has sufficient recourse debt outstanding, such Protected Partner, at its option, shall be offered the opportunity to enter into a Deficit Restoration Obligation in an amount equal to such Guaranteed Amount so that, assuming such Deficit Restoration Obligation is effective under applicable law, the amount of Partnership liabilities allocated to such Protected Partner shall not decrease as a result of the change in law. Furthermore, if, due to a change in law, a Protected Partner reasonably believes such Protected Partner may no longer continue to be allocated Partnership liabilities with respect to a Deficit Restoration Obligation, such Protected Partner may request a modification of the terms of such Deficit Restoration Obligation and the Partnership will use commercially reasonable efforts to modify such Deficit Restoration Obligation in a manner that will permit such Protected Partner to be allocated Partnership liabilities in an amount so as to cause such Protected Partner’s allocable share of Partnership liabilities to equal such Protected Partner’s Minimum Liability Amount.

3.4 Notification Requirement. During the Tax Protection Period, the Partnership shall provide prior written notice to a Protected Partner if the Partnership intends to repay, retire, refinance or otherwise reduce (other than due to scheduled amortization) the amount of liabilities with respect to a Gain Limitation Property in a manner that would cause a Protected Partner to recognize gain for federal income tax purposes as a result of a decrease of the Protected Partner’s share of Partnership liabilities below the Minimum Liability Amount (determined as of the Closing Date).

3.5 Additional Allocation of Liabilities. If the Partnership provides notice to a Protected Partner pursuant to Section 3.3, the Partnership shall cooperate with the Protected Partner to arrange an additional allocation of liabilities of the Partnership to the Protected Partner in such amount or amounts so as to increase the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code by an amount necessary to prevent the Protected Partner from recognizing gain for federal income tax purposes up to the Minimum Liability Amount (determined as of the Closing Date) as a result of the intended repayment, retirement, refinancing or other reduction (other than scheduled amortization) in the amount of liabilities with respect to a Gain Limitation Property, including, without limitation, offering to the Protected Partner the opportunity, in the Partnership’s discretion, either (i) to enter into additional Vertical Slice Guarantees (substantially in the form set forth in Schedule 3.2(b) or (ii) to enter into additional Deficit Restoration Obligations, in either case to the extent of the amount of the Minimum Liability Amount (determined as of the Closing Date). In order to minimize the need to make additional special allocations of liabilities of the Partnership pursuant to the preceding sentence, the Partnership will use the additional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partner to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property and allocated to the Protected Partner under Treasury Regulations Section 1.752-3(a)(2).

3.6 Deficit Restoration Obligation. In the event that the Partnership otherwise has sufficient recourse debt outstanding and a Protected Partner has elected to enter into a Deficit Restoration Obligation, the Partnership will maintain an amount of indebtedness of the Partnership that is considered “recourse” indebtedness (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to or greater than the sum of the amounts subject to a Deficit Restoration Obligation of all Protected Partners and other partners in the Partnership. The Deficit Restoration Obligation shall be conclusively presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the Deficit Restoration Obligation amount of such Protected Partner for purposes of Sections 465 and 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to the aggregate Deficit Restoration Obligation amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such Deficit Restoration Obligation are met.

ARTICLE 4

REMEDIES FOR BREACH

4.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner, the Protected Partner’s sole remedy shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:

(a)	in the case of a violation of Article 2, the aggregate federal, state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of the Gain Limitation Property; and

(b)	in the case of a violation of Article 3, the aggregate federal, state and local income taxes incurred by the Protected Partner or an Indirect Owner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its OP Units by reason of such breach.

In addition, the Partnership shall pay to the Protected Partner or Indirect Owner an amount equal to the aggregate federal, state, and local income taxes payable by the Protected Partner or Indirect Owner as a result of the receipt of any payment required under this Section 4.1.

For the avoidance of doubt, so long as the Partnership provides the opportunities referenced in Sections 3.2 and 3.4 and complies with the notification requirement of Section 3.3, the Partnership shall have no liability pursuant to this Section 4.1 in the event it is determined that a Protected Partner has not been specially allocated for purposes of Section 752 of the Code an amount of partnership liabilities equal to such Protected Partner’s Minimum Liability Amount or is not treated as receiving a special allocation of partnership liabilities for purposes of Section 465 of the Code that increases such Protected Partner’s “at risk” amount by an amount equal to such Protected Partner’s Minimum Liability Amount. Furthermore, the Partnership shall have no liability pursuant to this Section 4.1 if the Partnership merges into another entity treated as a partnership for federal income tax purposes or the Protected Partner accepts an offer to exchange its OP Units for equity interests in another entity treated as a partnership for federal income tax purposes so long as, in either case, such successor entity assumes or agrees to assume the Partnership’s obligations pursuant to this Agreement.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates (plus the tax rate on net investment income, if applicable) that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years.

4.2 Process for Determining Damages. If the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 4.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article 2 or Article 3, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1). The Partnership and the Protected Partner shall cooperate with the Accounting Firm and shall furnish the Accounting Firm with all information reasonably requested by the Accounting Firm. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 or Article 3 and the amount of damages payable to the Protected Partner under Section 4.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

4.3 Required Notices; Time for Payment. In the event that there has been a breach of Article 2 or Article 3, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the IRS Schedule K-1’s to the Partnership’s federal income tax return for the year of such transaction. All payments required to be made under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain (taking into account all available safe harbors), the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time as a result of the gain recognition event, which payment shall be credited against the total amount payable under this Article 4. In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, an equivalent publication) effective as of the date the payment is required to be made.

ARTICLE 5

NOTICE OF INTENTION TO SELL GAIN LIMITATION PROPERTY DURING

NOTICE PERIOD

During the Notice Period, if the Partnership intends to dispose of a Gain Limitation Property in a taxable transaction, the Partnership shall use commercially reasonable efforts to provide at least 90 days’ prior written notice (prior to the closing of such disposition) to the Protected Partners.

ARTICLE 6

SECTION 704(C) METHOD AND ALLOCATIONS

Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to any Gain Limitation Property.

ARTICLE 7

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS

7.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment, except that the Partnership may amend Schedules 2.1(a) and 3.2(a) upon a person becoming a Protected Partner as a result of a transfer of OP Units.

7.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages or indemnification amount that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 8

MISCELLANEOUS

8.1 Additional Actions and Documents. Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

8.2 Assignment. No Party shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other Parties, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

8.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

8.4 Modification; Waiver. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

8.5 Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

8.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

8.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing, shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(a)	if to the REIT, to:

Postal Realty Trust, Inc.

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: President

(b)	if to the Partnership, to:

Postal Realty LP

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: General Partner

(c)	if to a Protected Partner, to the address on file with the Partnership.

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of New York, without regard to the choice of law provisions thereof.

8.10 Consent to Jurisdiction; Enforceability.

(a) This Agreement and the duties and obligations of the Parties shall be enforceable against any of the other Parties in the courts of the State of New York. For such purpose, each Party and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(b) Each Party hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

8.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing Party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing Party or Parties in connection with resolving such dispute.

Agreement to be signed by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.

POSTAL REALTY TRUST, INC.,
a Maryland corporation

By:	/s/ Andrew Spodek
Name:	Andrew Spodek
Title:	Chief Executive Officer

POSTAL REALTY LP,
a Delaware limited partnership

By:	/s/ Andrew Spodek
Name:	Andrew Spodek
Title:	CEO of Postal Realty Trust, Inc.,
as general partner of Postal Realty LP

ANDREW SPODEK

By:	/s/ Andrew Spodek

TAYAKA HOLDINGS, LLC

By:	/s/ Andrew Spodek
Name:	Andrew Spodek
Title:	Sole Member

IDJ HOLDINGS, LLC

By:	/s/ Andrew Spodek
Name:	Andrew Spodek
Title:	Sole Member

Signature Page for Tax Protection Agreement with Andrew Spodek

Schedule 2.1(a)

List of Protected Partners

Andrew Spodek, including Tayaka Holdings, LLC and IDJ Holdings, LLC as disregarded entities of Andrew Spodek

Schedule 2.1(b)**

Gain Limitation Properties

Estimated Closing Date Protected Gain for Protected Partners

Section 704(c) Value to be used in computing Protected Gain

Gain Limitation Property	Estimated Closing Date Protected Gain	Section 704(c) Value
Auburn, MA - MPO 60 Auburn St. Auburn, MA 01501
Butterfield, MN - MPO* 105 2nd Street N Butterfield, MN 56120
Camden, OH - MPO 32 W Central Ave Camden, OH 45311
Cedar Bluff, AL - MPO 3390 Grove Street Cedar Bluff, AL 35959
Cincinnati, OH - Taft Branch 7350 Montgomery Rd. Cincinnati, OH 45236
Denver, PA - MPO* 101 Snyder St. Denver, PA 17517
Detroit, MI - P & DC Warehouse SP EMG 1550 W FORT ST Detroit, MI 48216-1960
Dillsburg, PA - MPO* 30 N Baltimore St. Dillsburg, PA 17019
East Weymouth, MA - MPO 1377 Commercial St. East Weymouth, MA 02189
Fairview, OK - MPO 115 W Broadway Fairview, OK 73737
Fulda, MN - MPO* 109 N Baltimore Avenue Fulda, MN 56151
Galena, AK - MPO 511 Galena Rd Galena, AK 99741-9800
Glen Rock, PA - MPO* 201 Church St. Glen Rock, PA 17327

La Grange, MO - MPO 202 N Main Street La Grange, MO 63448
Marinette, WI - MPO 2016 -30 Maple Ave. Marinette, WI 54143
Maynard, MA - MPO 142 Main St. Maynard, MA 01754
Middleburg, PA - MPO* 9 N Main St. Middleburg, PA 17842
Milwaukee, WI - Bay View Station 1603 E Oklahoma Ave. Milwaukee, WI 53207
Milwaukee, WI - Harbor Station 1416 S. 11th St. Milwaukee, WI 53204
Milwaukee, WI - Parklawn Station 3931 N 35th St. Milwaukee, WI 53216
Mountain Lake, MN - MPO* 211 10th Street N Mountain Lake, MN 56159
Nescopeck, PA - MPO 311 Broad St. Nescopeck, PA 18635
North Quincy, MA - MPO (Retail) 454 Hancock St. North Quincy, MA 02171
North Weymouth, MA - MPO 53 Sea St. North Weymouth, MA 02191
Norwood, OH - MPO 4515 Allison Street Norwood, OH 45212
Portland, MI - MPO 235 N Lincoln St. Portland, MI 48875
Reynoldsville, PA - MPO 350 E. Main Street Reynoldsville, PA 15851
Rittman, OH - MPO 100 N Main St. Rittman, OH 44270
Saint Ann, MO - MPO 10401 International Plaza Dr. Saint Ann, MO 63074
Sharon, MA - MPO 15 S Main St. Sharon, MA 02067

Shelbina, MO - MPO 107 E Chestnut Street Shelbina, MO 63468
Shepherd, MI - MPO 101 N 2nd St. Shepherd, MI 48883
Spirit Lake, IA - MPO 1513 Hill Avenue Spirit Lake, IA 51630
Stevens Point, WI - MPO 1320 Main St. Stevens Point, WI 54481
Trimont, MN - MPO 1 Main Street E Trimont, MN 56176
Williamsburg, PA - MPO 234 High St. Williamsburg, PA 16693
Woodbury, TN - MPO 203 W High St Woodbury, TN 37190-9998

** The parties hereto will endeavor in good faith to complete this schedule within 75 days after the Closing Date.

Schedule 3.2(a)**

Minimum Liability Amount

Protected Partner	Minimum Liability Amount
Andrew Spodek

** The parties hereto will endeavor in good faith to complete this schedule within 75 days after the Closing Date.

Schedule 3.2(b)

Form of Guaranty

GUARANTEE

This Guarantee is made and entered into as of the ____ day of ____________ 2019, by the persons listed on Exhibit A annexed hereto (the “Guarantors”) for the benefit of the Lender set forth on Exhibit B annexed hereto and made a part hereof (the “Lender,” which term shall include any person or entity who hereafter holds the Note (as defined below) in accordance with the terms thereof).

This Form of the Guarantee Agreement is for Guaranteed Debt where the following conditions all are applicable:

(i)	there are no other guarantees or any similar contractual or statutory obligations in effect with respect to such Guaranteed Debt;

(ii)	the collateral securing such Guaranteed Debt is not collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period;

(iv)	there are no indemnities, reimbursement arrangements, or similar arrangements that would reimburse the Guarantor in the event Guarantor must perform under the Guarantee;

(v)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulations Section 1.752-2; and

(vi)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulations Section 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered, or thereafter shall enter, into a relationship that would cause such person or entity to be considered to bear risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulations Section 1.752-2.

If, and to the extent that, one or more of these conditions is not applicable, appropriate changes to the attached Form of Guaranty will be required in order to cause the various conditions set forth in Article 3 of the Tax Protection Agreement to be satisfied.

RECITALS

WHEREAS, the Lender has loaned to the borrower set forth on Exhibit B (the “Borrower”) the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the promissory note described on Exhibit C hereto (the “Note”), (ii) has a current outstanding balance in the amount set forth on Exhibit B annexed hereto, and (iii) is secured by a mortgage or deed of trust on the collateral described on Exhibit D annexed hereto (the “Deed of Trust,” with the property and other assets securing such Deed of Trust referred to as the “Collateral”);

WHEREAS, the Borrower is either Postal Realty LP, a Delaware limited partnership (the “Partnership”), or a subsidiary of the Partnership in which the Partnership owns a [___]% or greater interest and which is either a tax-disregarded entity or an entity taxed under subchapter K of the Internal Revenue Code;

WHEREAS, the Guarantors are limited partners in the Partnership; and

WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:

1. Guarantee and Performance of Payment.

(a) The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following (1) foreclosure of the Deed of Trust, exercise of the powers of sale thereunder and/or acceptance by the Lender of a deed to the Collateral in lieu of foreclosure, and (2) the exhaustion of the exercise of any and all remedies available to the Lender against the Borrower, including, without limitation, realizing upon the assets of the Borrower other than the Collateral against which the Lender may have recourse), an amount equal to the vertical slice percentage (the “Vertical Slice Percentage”) listed next to Guarantor’s name on Exhibit A multiplied by the excess, if any, of the outstanding balance under the Note over the Lender Proceeds (as hereinafter defined). Each Guarantor’s aggregate obligation under this Guarantee shall be limited to the maximum guarantee amount (the “Maximum Guarantee Amount”) calculated on Exhibit A attached hereto next to such Guarantor’s name. The Guarantors’ obligations as set forth in this Paragraph 1(a) are hereinafter referred to as the “Guaranteed Obligations.”

(b) For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of (i) the Foreclosure Proceeds (as hereinafter defined) plus (ii) all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower other than the Collateral.

(c) For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to the Collateral:

1.	If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such Collateral at a sale thereof, conducted upon foreclosure of the related Deed of Trust or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Collateral by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the purposes of determining such highest bid, amounts bid for the Collateral by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.

2.	If there is no such unrelated third-party at such sale of the Collateral so that the only bidder at such sale is the Lender or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Collateral as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to Paragraph 1(d).

3.	If the Lender receives and accepts a deed to the Collateral in lieu of foreclosure in partial satisfaction of the Borrower’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Collateral as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to Paragraph 1(d).

(d) Fair Market Value of the Collateral (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such Collateral, and a willing buyer not compelled to buy would purchase such Collateral, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements. If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any Collateral in accordance with Paragraphs 1(c)(2) or 1(c)(3) above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to such Collateral, either party may have the Fair Market Value of such Collateral determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Collateral being valued in the greater metropolitan area in which such Collateral is located. If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Collateral is located or to which the Collateral is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Collateral in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Collateral in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor. The Fair Market Value of the Collateral shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Collateral shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to Paragraph 1(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this Paragraph 1(d).

(e) Notwithstanding anything in the preceding subparagraphs of this Paragraph 1, in no event shall the aggregate amount required to be paid pursuant to this Guarantee by any Guarantor with respect to all defaults under the Note and the Deed of Trust securing the obligations thereunder exceed the Maximum Guarantee Amount.

(f) In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all property of the Borrower as to which the Lender has (or may have) a right of recourse, including, without limitation, the institution and prosecution to completion of appropriate foreclosure proceedings under the Deed of Trust, before exercising any right or remedy or making any claim, under this Guarantee.

(g) The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Partnership; provided, however, that if a Guarantor has disposed of all of its equity interests in the Partnership, the obligations of such Guarantor under this Guarantee shall terminate 12 months after the date of such disposition (the “Termination Date”) provided (i) the Guarantor notifies the Lender that it is terminating its obligations under this Guarantee as of the Termination Date and (ii) the fair market value of the Collateral exceeds the outstanding balance of the Note, including accrued and unpaid interest, as of the Termination Date. Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).

(h) The obligations of any Guarantor who is an individual as a Guarantor hereunder shall terminate with respect to such Guarantor one week after the death of such Guarantor if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code).

2. Intent to Benefit Lender. This Guarantee is expressly for the benefit of the Lender. The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder separately and independently of the Borrower, subject to the provisions of Paragraph 1 hereof, without any requirement whatsoever of resort by the Lender to any other party. The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee. This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender. The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.

3. Waivers. Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in Paragraph 1 above. Pursuant to such intent:

(a) Except as expressly set forth in Paragraph 1 above, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of the Note or any beneficiary of the Deed of Trust to sue or enforce payment thereof or pursue any other remedy in the power of the Borrower, the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust whatsoever, and failure of the Borrower or the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee. Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the limitations set forth in Paragraph 1.

(b) Each Guarantor expressly waives any right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, the Partnership, any subsidiary of the Partnership or the Borrower, or any other partner or affiliate of the Partnership or the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 hereof (taking into account the limitations set forth therein).

(c) Except as expressly set forth in Paragraph 1 above, if and only to the extent that the Borrower has made similar waivers under the Note or the Deed of Trust, each Guarantor expressly waives: (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note or the Deed of Trust; (ii) any defense that may arise by reason of: the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note or the Deed of Trust by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note, the Deed of Trust or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note or the Deed of Trust, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to Paragraph 4 below, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note or the Deed of Trust (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in Paragraph 1 above, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

4. Amendment of Note and Deed of Trust. Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note or beneficiary of the Deed of Trust may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the Deed of Trust relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in Paragraph 1; provided that (i) in the event that the Lender consents to the release of any Collateral securing the Note pursuant to the Deed of Trust, the Guaranteed Amount shall be reduced by the Fair Market Value of such Collateral on the date of such release (determined as set forth in Paragraph 1(d)); and (ii) upon any material change to the Note or the Deed of Trust, including, without limitation, the maturity date or the interest rate of the Note, or upon any release or substitution of any Collateral securing the Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender. Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.

5. Termination of Guarantee. Subject to Paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.

6. Independent Obligations. Except as expressly set forth in Paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower. Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person directly or contingently liable for the payment or performance of the Note and the Deed of Trust arising from the existence or performance of this Guarantee (including, but not limited to, the Partnership, Postal Realty Trust, Inc., or any other partner of the Partnership) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under Paragraph 1 and the limitations set forth therein).

7. Net Worth Representation. The Guarantor hereby represents and warrants that it has sufficient net worth (excluding the value of its equity interests in the Partnership) to satisfy the Aggregate Guarantee Liability as of the date hereof and hereby agrees to maintain a sufficient net worth to satisfy the Aggregate Guarantee Liability as of any relevant date of determination until the obligations of Borrower for principal and interest now or hereafter existing under the Guaranteed Obligations shall have been paid.

8. Understanding With Respect to Waivers. Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

9. No Assignment. No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.

10. Entire Agreement. The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.

11. Notices. Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:

If to the Partnership:

Postal Realty LP

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: Jeremy Garber

or to such other address with respect to which notice is subsequently provided in the manner set forth above; and

If to a Guarantor, to the address set forth on Exhibit A hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.

12. Applicable Law. This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of New York without reference to its choice of law provisions.

13. Consent to Jurisdiction, Enforceability.

(a) This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the State of New York. For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.

(b) Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14. Condition of Borrower. Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the Borrower. Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same. By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.

15. Expenses. Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in Paragraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.

IN WITNESS WHEREOF, the undersigned Guarantors set forth on Exhibit A hereto have executed this Guarantee as of the date first set forth above.

GUARANTORS SET FORTH ON EXHIBIT A HERETO:

By:

Exhibit A to Guarantee

Name and Address	Vertical Slice		Maximum
of Partner Guarantors	Percentage	Loan Amount	Guaranty Amount
[ ]	[__]	[__]	[__]

Exhibit B to Guarantee

		Date of and Principal	Debt Balance as of
Name of Lender	Name of Borrower	Amount of Loan	__/__/__	Guaranteed Amount

Exhibit C to Guarantee

Summary of Principal Terms of Note [or attach copy of Note]

Exhibit D to Guarantee

Identification of Deed of Trust and

Brief Summary Description of Collateral

33